Exhibit (a)(1)(F)
This announcement is not an offer to purchase or a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated January 27, 2025 and the accompanying Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of Shares (as defined below). QXO (as defined below) or the Purchaser (as defined below) is not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If QXO or the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, QXO will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot cause the Offer to comply with the state statute, we will not make the Offer to the holders of Shares in that state. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

Beacon Roofing Supply, Inc.

at

$124.25 Per Share
by

Queen MergerCo, Inc.
a wholly owned subsidiary of
QXO, Inc.
Queen MergerCo, Inc., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of QXO, Inc., a Delaware corporation (“QXO”), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Beacon Roofing Supply, Inc., a Delaware corporation (“Beacon”), at a price of $124.25 per Share, to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 27, 2025 (the “Offer to Purchase”), and in the accompanying Letter of Transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements thereto, collectively constitute the “Offer”.
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, AT THE END OF FEBRUARY 24, 2025, UNLESS THE OFFER IS EXTENDED.
The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, Beacon. If the Offer is consummated, QXO intends to complete a second-step merger (the “Proposed Merger”) with Beacon pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which Beacon will become a wholly owned subsidiary of QXO and all outstanding Shares that are not purchased in the Offer (other than Shares held by QXO and its subsidiaries or Shares held by stockholders who perfect their appraisal rights) will be exchanged for an amount in cash per Share equal to the highest price paid per Share pursuant to the Offer.
The Offer is being made without the prior approval of the board of directors of Beacon. QXO and the Purchaser are seeking to negotiate a definitive agreement for the acquisition of Beacon by QXO and are prepared to begin such negotiations immediately.
Subject to applicable law, QXO and the Purchaser reserve the right to terminate the Offer, if the conditions to the Offer have not been satisfied, or amend the Offer in any respect (including amending the number of Shares to be purchased, the offer price and the consideration to be offered in a merger, including the Proposed Merger). In addition, in the event that QXO enters into a merger agreement with Beacon and such merger agreement does not provide for a tender offer, QXO and the Purchaser reserve the right to terminate the Offer, in which case the Shares would, upon consummation of such merger, be converted into the consideration negotiated by QXO, the Purchaser and Beacon and specified in such merger agreement.

The Offer is subject to the conditions set forth in the section of the Offer titled “The Offer—Section 14—Conditions of the Offer.” These include, among other things, (i) there being validly tendered and not validly withdrawn prior to the Expiration Time (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined by Section 251(h) of the DGCL) that number of Shares that, when added to the Shares then owned by QXO and its subsidiaries, would represent one share more than one half of all Shares then outstanding as of the Expiration Time, (ii) the board of directors of Beacon having approved (a) the Offer and the Proposed Merger pursuant to Section 251(h) of the DGCL (and Beacon having entered into a merger agreement with Purchaser that provides that the Proposed Merger can completed in the manner permitted by 251(h) of the DGCL) and (b) the Offer and the Proposed Merger under Section 203 of the DGCL, (iii) (a) the waiting period (including any extensions thereof and any timing agreement entered into with any governmental entity to delay or not consummate the Offer and the Proposed Merger) applicable to the consummation of the Offer and the Proposed Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), shall have expired or been earlier terminated; (b) the waiting period (including extensions thereof and any timing agreement entered into with any governmental entity to delay or not consummate the Offer and the Proposed Merger) applicable to the consummation of the Offer and the Proposed Merger under Part IX of the Competition Act (Canada), as amended, and the rules and regulations promulgated (the “Competition Act (Canada)”) thereunder shall have expired or been terminated; and (c) all other waiting periods (or extensions thereof or and any timing agreements entered into with any governmental entity to delay or not consummate the Offer and the Proposed Merger) under any applicable antitrust or competition laws and regulations (other than the HSR Act and the Competition Act (Canada)) shall have expired or been earlier terminated and all other approvals, permits, authorizations, extensions, actions or non-actions, waivers and consents of any governmental entity required in connection with the consummation of the Offer or the Proposed Merger shall have been obtained and (iv) no court or other governmental entity of competent jurisdiction shall have proposed, enacted, issued, promulgated, enforced, entered or deemed applicable any Law (as defined in the Offer to Purchase) (whether temporary, preliminary or permanent) that restrains, enjoins or otherwise prohibits consummation of the Offer, the acceptance for payment of or the payment for some or all of the Shares by QXO, the Purchaser or any of their respective subsidiaries or affiliates, or the consummation of the Proposed Merger or any other merger or business combination involving Beacon. The Offer is also subject to the other conditions described in the Offer to Purchase.
If any such condition is not satisfied, the Purchaser may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in the Offer to Purchase, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Time (as defined below) and not withdrawn, or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. Consummation of the Offer is not conditioned upon any financing arrangements or subject to any financing condition.
“Expiration Time” means 12:00 midnight, New York City time, at the end of February 24, 2025, unless extended, in which event “Expiration Time” means the time and date at which the Offer, as so extended, shall expire. Subject to any applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), the Purchaser expressly reserves the right, but not the obligation, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to Computershare Trust Company, N.A. (the “Depositary”) and by making a public announcement of the extension. In the case of an extension of the Offer, QXO will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.
After the expiration of the Offer, the Purchaser may, in its sole discretion, but is not obligated to, include a Subsequent Offering Period (as defined in the Offer to Purchase) of at least three business days to permit additional tenders of Shares. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. If the Purchaser elects to include or extend a Subsequent Offering Period, the Purchaser will make a public announcement of such inclusion or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Time or date of termination of any prior Subsequent Offering Period. No withdrawal rights apply to Shares tendered in a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to stockholders tendering Shares in a Subsequent Offering Period, if one is provided. The Purchaser does not currently intend to include a Subsequent Offering Period, although the Purchaser reserves the right to do so.
For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice of its acceptance to the Depositary. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.
Tenders of Shares made pursuant to the Offer may be withdrawn at any time before the Expiration Time and, if such have not yet been accepted for payment as provided in the Offer to Purchase, any time after March 28, 2025, which is 60 days from the date of the commencement of the Offer. If the Purchaser extends the Offer, delays acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer to Purchase, the Depositary may, on Purchaser’s behalf, retain all Shares tendered and such Shares may not be withdrawn except as provided in Section 4 of the Offer to Purchase. To withdraw tendered Shares, a written notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the certificates evidencing Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.
The receipt of cash by U.S. Holders in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Holders are urged to consult their tax advisors to determine the tax consequences of participating in the Offer in light of their particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).
The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and the accompanying Letter of Transmittal and is incorporated herein by reference.
QXO intends to demand the right to inspect, among other items, Beacon’s stock ledger and most recent list of stockholders and to make and/or receive copies and extracts therefrom, along with any modifications, additions or deletions thereto that become available or known to Beacon or its agents or representatives. The purpose of this demand is to obtain names and addresses of Beacon stockholders to enable QXO to communicate with its fellow Beacon stockholders on matters relating to their mutual interests as stockholders, including matters relating to the proposal by QXO to acquire Beacon through a negotiated transaction. QXO may separately make a request to Beacon for its latest stockholder list and security position listings which will be used, if needed, for the purpose of disseminating the Offer to holders of Shares. QXO will send the Offer to Purchase, the accompanying Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

This transaction has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.
The Offer to Purchase and the accompanying Letter of Transmittal contain important information, and stockholders should carefully read both in their entirety before making a decision with respect to the Offer.
Questions or requests for assistance may be directed to the Information Agent at the telephone numbers or address set forth below. Requests for copies of the Offer to Purchase, the accompanying Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at the Purchaser’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free: (877) 717-3922
Banks and Brokers may call collect: (212) 750-5833
January 27, 2025